Exhibit 15.1

Letter Regarding Change in Accountants for Form 6-K

May 19, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Form 6-K for the event that occurred on May 19, 2021, to be filed by our former client, Lianluo Smart Limited. We agree with the statements made in response to General Instructions B related to changes in registrant’s certifying accountants insofar as they relate to our Firm.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China May 19, 2021